Exhibit 99.1

Enochian BioSciences Announces

Its Successful Completion

of

FDA INTERACT Meeting for a Potential Cure for HIV

Company encouraged by strong alignment with views of FDA’s CBER regarding ENOB-HV-01

LOS ANGELES, June 8, 2020 (NASDAQ: ENOB) − Enochian BioSciences, Inc., a company focused on gene-modified cellular and immune therapies in infectious diseases and cancer, today announced the completion of an Initial Targeted Engagement for Regulatory Advice (INTERACT) meeting with the U.S. Food and Drug Administration (FDA) Center for Biologics Evaluation and Research (CBER) Office of Tissues and Advanced Therapies (OTAT). The meeting, which included management and scientists from Enochian BioSciences together with CBER OTAT staff, focused on the pathway forward for ENOB-HV-01. ENOB-HV-01 is a novel approach to autologous stem cell transplantation, with the potential to cure HIV by increasing engraftment of gene-modified cells that are resistant to HIV infection. Failure to achieve engraftment has limited the success of other attempts to cure HIV with autologous transplantation.

“We considered the meeting to be very successful, with strong alignment between Enochian’s approach to developing ENOB-HV-01 and the comments of the FDA reviewers,” said Dr. Mark Dybul, Executive Vice-Chair of Enochian BioSciences. “I want to thank the reviewers from FDA CBER OTAT for their time and helpful insight during our meeting. We look forward to advancing our thoughtful and deliberate pre-clinical work during the remainder of this year and into early next, leading to a pre-IND submission in 2021.”

Dr. W. David Hardy, Chair of Enochian BioSciences’ Scientific Advisory Board and the former Chief Medical Officer of Calimmune, said: “The novel approach we are pursuing has the potential to overcome the challenges of engraftment commonly encountered by others in the field.  While still early, thus far the data have exceeded my expectations, and I believe the FDA reviewer feedback was very much aligned with our development plan.  After more than 30 years as an HIV clinician and researcher, it is a great privilege to be involved with an enterprise with the potential to cure HIV, offering hope to millions of people.”

INTERACT is the first available FDA interaction and is a key step in the process towards a potential Investigational New Drug (IND) to study First-in-Human products potentially leading to marketing authorization via Biologics License Application (BLA). The FDA’s Center for Biologics Evaluation and Research (CBER) has numerous INTERACT requests and only grants meetings that are deemed appropriate for this early FDA engagement.

About Enochian BioSciences, Inc.

Enochian BioSciences is a biopharmaceutical company dedicated to identifying, developing, manufacturing, and commercializing gene-modified cell therapy. Our gene-modified cell therapy platform can be applied to multiple indications, including HIV/AIDS and Oncology.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” plans,” “expects,” “aims,” “intends” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Investor Contact:

Luisa Puche, CFO

ir@enochianbio.com